Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AEW Global Focused Real Estate Fund of our report dated March 23, 2026, relating to the financial statements and financial highlights which appears in AEW Global Focused Real Estate Fund’s Certified Shareholder Report on Form N-CSR for the year ended January 31, 2026. We also consent to the references to us under the headings “Financial Performance”, “Financial Statements”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
May 27, 2026